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Exhibit 10.7

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of the effective date ("Effective Date") specified in Schedule A attached hereto, is by and between EnerNOC, Inc., a Delaware corporation with a principal place of business at One Faneuil Hall Marketplace, 3rd Floor, Boston, Massachusetts 02109 ("Employer") and Thomas E. Atkins ("Employee").

        WHEREAS, Employee is skilled in performing the duties and tasks associated with the position described in Section 2,

        AND WHEREAS, Employer desires to employ Employee and Employee desires to be so employed for the compensation set forth below,

        NOW, THEREFORE, in consideration of the mutual agreements and covenants of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to the provisions which follow.

        1.    Term.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue until the termination date ("Termination Date") specified in Schedule A attached hereto unless earlier terminated in accordance with this Agreement. This Agreement shall not automatically renew, but may be renewed by the mutual written agreement of the parties for whatever term and on whatever conditions the parties deem appropriate.

        2.    Employment Described.    During the Term, Employee shall be employed by Employer in the position ("Position") described in Schedule A attached hereto and provide such services as are reasonably required by the Chief Executive Officer ("CEO") of Employer, to whom Employee will report, consistent with Employee's education, experience and expertise. Employee shall not be required to devote his full business time and attention to the performance of his duties to Employer or report for work at Employer's office located at the above address with any particular frequency, but will report as directed from time to time by CEO. When acting in his capacity as such, Employee shall act in the best interests and welfare of Employer and its related entities.

        3.    Compensation.    Subject to Section 12, in respect of the Term, Employer shall pay Employee the salary ("Salary") specified in Schedule A attached hereto or such higher amount as Employer, in its sole discretion, may elect to pay Employee. The Salary shall be paid to Employee in accordance with Employer's usual payroll procedures and schedule. In addition to the Salary, subject to Section 12, Employer shall pay to the Employee the additional compensation ("Additional Compensation") described in Schedule A attached hereto. Employer's obligation to pay to Employee Salary and Additional Compensation accrued prior to the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

        4.    Benefits.    Subject to Section 12, in respect of the Term, Employee shall be entitled to receive the benefits and participate in the benefit plans (collectively, "Benefits") made available by Employer to employees of similar position to Employee as more particularly described in Schedule A attached hereto.

        5.    Vacation.    Subject to Section 12, in respect of the Term, Employee shall be entitled to take three (3) weeks vacation time per year at his sole discretion, consistent with the performance of duties and responsibilities described herein.

        6.    Confidentiality.    Employee's obligations with respect to confidential information and trade secrets shall be as described in that certain agreement entitled "Membership Interest Purchase Agreement among EnerNOC, Inc., Pinpoint Power DR LLC, Pinpoint Power LLC, and Tom Atkins" ("MIPA"), as executed on or about June 18, 2004. Employer and Employee further agree that prior to the Closing Date (as defined in the MIPA) the fact of Employee's employment by Employer shall not be disclosed by Employer to any third party other than to Employer's directors, officers, shareholders, employees, and professional advisors without the prior written consent of Employee.

        7.    Non-competition and Non-solicitation.

        (a)   Subject to Section 7(b), during the Term and for the restricted period ("Restricted Period") described in Schedule A attached hereto, Employee shall not directly or indirectly, on his own behalf or on behalf of Pinpoint Power LLC:

            (i)  Engage in any business or enterprise anywhere in the World (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with Employer's business of providing demand response aggregation using load curtailment technology for the utility industry;

           (ii)  Either alone or in association with others, sell or attempt to sell to any person or entity that was a customer or client of Employer at any time from the date hereof until the end of the Restricted Period, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by the Employer; or

          (iii)  Either alone or in association with others (i) solicit, or permit any organization directly controlled by either Employee or Pinpoint Power LLC to solicit, any employee of Employer to leave the employ of Employer, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly controlled by Employee or Pinpoint Power LLC to solicit for employment, hire or engage as an independent contractor, any person who was employed by Employer at any time from the date hereof until the end of the Restricted Period; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with Employer has been terminated for a period of six months or longer.

          (iv)  Either alone or in association with others (A) solicit, divert or appropriate or attempt to solicit, divert or appropriate or interfere with Employer's clients, agents or Contacts (as defined below), provided, however, the activities permitted of Pinpoint Power LLC pursuant to Article V of the MIPA shall be deemed not to be prohibited by this clause, or (B) circumvent or attempt to circumvent, avoid, by-pass, or obviate any interest or relationship between Employer and any of its clients, agents or Contacts; to change, increase, or avoid, directly or indirectly, payment of established or to be established fees, commissions or the continuance of pre-established relationships or to intervene in uncontracted relationships or initiate transactional relationships that by-pass Employer with any of Employer's clients, agents or Contacts revealed or introduced to you in connection with your employment. Employee, on his own behalf and on behalf of Pinpoint Power LLC, acknowledges that by virtue of the transactions contemplated by this Agreement, they have knowledge or may obtain knowledge of Employer's client and agent list, joint venture or collaborative research partners, customers or patrons of Employer, prospective customers or patrons with respect to which Employer has developed or made a presentation for the use or exploitation of services, products or processes (or similar offering of services), as well as additional parties with which Employer has transacted or potentially will transact (collectively referred to as "Contacts").

        (b)   Notwithstanding Section 7(a) or any other provision of this Employment Agreement or the MIPA, Employee shall be allowed to develop, own, operate and manage on his own behalf or on behalf of Pinpoint Power LLC or any other entity not affiliated with Employer, any electric generation project (referred to as "Electric Generation Projects"). Such Electric Generation Projects shall not be limited in any manner, whether by location, size, generation technology, except that with respect to Electric Generation Projects located on the premises of customers of Employer, the following provisions shall apply: (1) regarding the existing Electric Generation Projects set forth in Schedule C, Employee shall have the sole right to develop, own, operate and manage such projects on his own behalf or on behalf of Pinpoint Power LLC, provided that Employer shall be given a right of first offer with respect to the financing of such projects; and (2) regarding any future Electric Generation Projects, the rights in such projects shall be shared equally between Employer and Pinpoint Power LLC.

        (c)   Employer and Employee each acknowledge that the restrictions set forth in this Section 7 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the other. Employer and Employee each acknowledge that the other would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in this Section 7 were not complied with in accordance with their terms. Accordingly, Employer and Employee each agree that any breach or threatened breach by either of them of any provision of this Section 7 shall entitle the other to injunctive and other equitable relief to secure the enforcement of these provisions, or other security and without having to demonstrate the inadequacy of the available remedies at law, in addition to any other remedies (including damages) which may be available. If Employee breaches the covenants set forth in this Section 7, the running of the Restricted Period shall be tolled for so long as such breach continues.

        (d)   It is the desire and intent of the parties that the provisions of this Section 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 7, other than those described in the preceding sentence, are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce this Section 7 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

        8.    Representations by Employee.

        (a)   Except as set forth on Schedule B, if anything, Employee represents and warrants that as of the Effective Date and continuing thereafter during the Term, Employee will not be under any contractual or other obligation whatsoever to any third party or former employer which (i) conflicts with any provision of this Agreement, (ii) limits or restricts the ability of Employee to enter into this Agreement or, generally, to be employed by Employer, (iii) limits or restricts the ability of Employee to perform the duties and requirements of the Position, or (iv) limits or restricts Employee's ability to attract business to the Employer, including, without limitation, the ability of Employee to contract with clients of former employers.

        (b)   Employee represents and warrants that Employee has read this Agreement in full; has, if desired, consulted with Employee's legal representatives; has given sufficient consideration to the terms of this Agreement and is satisfied therewith; and is executing this Agreement of Employee's free and informed will.

        9.    Indemnification.

        (a)   Each of Employee and Employer shall indemnify, defend, and hold harmless the other from, against, and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost, and expense (including, without limitation, attorneys' and accountants' fees and costs, expert fees and costs, and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, the "Loss"), of any kind or character arising out of or in any manner incident, relating, or attributable to (i) the inaccuracy of any representation or breach of any warranty of the indemnifying party contained in this Agreement or in any certificate, instrument, or other document or agreement executed by the indemnifying party in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any breach by the indemnifying party of any obligation to any third party.

        (b)   If any proceeding referred to in Section 9(a) is brought against the indemnified party, the indemnifying party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding with counsel satisfactory to the indemnified party. If notice is given to the indemnifying party of the commencement of any proceeding and the indemnifying party does not, within fifteen days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

        (c)   In the event the indemnifying party is also a party to any proceeding against the indemnified party for which the indemnification provisions of Section 9(a) have been triggered and the indemnified party determines in good faith that joint representation would be inappropriate, then indemnified party shall be free to hire separate counsel to represent indemnified party alone and indemnifying party shall pay the reasonable fees and costs of such separate counsel.

        (d)   The indemnifying party hereby consents to the non-exclusive jurisdiction of any court in which a proceeding is brought against indemnified party for purposes of any claim that indemnified party may have under this Agreement with respect to such proceeding or the matters alleged therein, and the indemnifying party agrees that process may be served on the indemnifying party with respect to such a claim by any manner described in Section 16.

        (e)   In the event the indemnifying party proposes to settle any proceeding referred to in Section 9(a) and such settlement requires action other than the payment of money damages, the indemnifying party shall first be required to obtain the consent of the indemnified party to such proposed settlement, which consent the indemnified party shall not unreasonably withhold.

        10.    Survival.    The provisions of Sections 6 through 9, inclusive, shall survive the termination of this Agreement for any or no reason. With respect to Section 7, such survival shall not operate to extend the Restricted Period as defined in Attachment A hereto.

        11.    Authority.    Employee shall have no authority to enter into any contract binding upon Employer or to create any obligation on the part of Employer, except as specifically authorized by Manager or as may arise from Employee's position as a member of Employer's Board of Directors.

        12.    Termination.    Prior to the Termination Date, this Agreement may be terminated only in accordance with one of the following provisions:

        (a)   by the mutual agreement of the parties;

        (b)   by the Employer after giving Employee a minimum of thirty (30) days written notice;

        (c)   by the Employee after giving Employer a minimum of thirty (30) days written notice;

        (d)   upon the death of the Employee, in which case, Employer shall pay the Salary and Additional Compensation accrued, if any, and provide the Benefits to Employee through to the last day actually worked by Employee and, thereafter, Employer shall have no further obligation to Employee or his heirs, successors, or representatives hereunder;

        (e)   upon the inability of Employee, due to a physical or mental condition, to perform the duties and responsibilities required of his Position for a period of sixty (60) or more consecutive days or any ninety (90) days or more within any one hundred eighty (180) day period, in which case, Employer shall pay the Salary and Additional Compensation accrued, if any, and provide the Benefits to Employee through to the last day actually worked by Employee and, thereafter, Employer shall have no further obligation to Employee or his heirs, successors, or representatives hereunder; or

        (f)    at any time by Employer for Cause (as defined in Section 13), effective immediately upon written notice by Employer to Employee, or such later date specified in such written notice, in which case, Employer shall pay the Salary and Additional Compensation, if any, and provide the Benefits to Employee through to the date of the written notice or such later date specified in such written notice and shall, thereafter, have no further obligation to Employee or his heirs, successors, or representatives hereunder.

        13.    Definition of For Cause.    As used in this Agreement, the term "For Cause" shall include the following:

        (a)   the failure of Employee to perform his duties in a manner reasonably satisfactory to Employer, provided that Employee has (i) received written notice from Employer indicating the manner in which his activity or performance is unsatisfactory and (ii) has not, in Employer's reasonable judgment, improved such performance within thirty (30) days of such written notice;

        (b)   failure or refusal to comply with the written policies, standards, or regulations of Employer or with the proper directions of Manager, provided that Employee has (i) received written notice from Employer indicating the manner in which he has failed or refused to comply and (ii) has not begun to comply within a reasonable period of time following the date of such written notice;

        (c)   any material dishonest or fraudulent act or omission with respect to Employer, any related entity, or any client, employee, officer, director, independent contractor, or agent thereof;

        (d)   harassment of or unlawful discrimination against any client, employee, officer, director, independent contractor, or agent of Employer or any of its related entities;

        (e)   participation by the Employee in the creation, maintenance, or enhancement of a work environment hostile to any client, employee, officer, director, independent contractor, or agent of Employer or any of its related entities;

        (f)    the entry of a plea of guilty or nolo contendere by Employee or the conviction (whether or not the conviction is appealed) of Employee of a crime in any place if the act would, if committed in the Commonwealth of Massachusetts, be considered to be a felony;

        (g)   a material breach by Employee of any one or more of Employee's obligations or duties under this Agreement, which breach remains uncured by Employee for a period of thirty (30) days following notice of such breach given by Employer to Employee, provided, however, no cure period shall apply in respect of a breach of any provision of Sections 6 or 7; or

        (h)   any other reason determined to be "cause" pursuant to decisions of the courts of Massachusetts rendered within the preceding twenty (20) calendar years.

        14.    Severability.    If any provision or part thereof of this Agreement is found to be illegal or invalid, such illegality or invalidity shall not affect the remainder of this Agreement and this Agreement shall be read as if the offending provision or part thereof had been amended so that it was no longer illegal or invalid.

        15.    Waivers and Delays.    No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No delay by a party in enforcing any provision of this Agreement shall be deemed to be a waiver of such provision.

        16.    Notice.    All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (a) upon personal delivery, (b) one (1) business day after deposit with any nationally recognized overnight courier service, or (c) three (3) business days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the parties at their addresses as indicated elsewhere in this Agreement or such other address or addresses as any party may advise the other by delivering written notice in accordance with this Section 16.

        17.    Captions.    Section headings or captions are for convenience only and are not deemed to be part of this Agreement.

        18.    Entire Agreement.    This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and communication between the parties dealing with the subject matter hereof, whether written or oral. This Agreement may not be modified or amended except in a written document executed by both parties.

        19.    Assignment.    This Agreement and the rights, benefits, and obligations hereunder may be assigned by Employer without the prior written consent of Employee provided that Employer gives Employee at least thirty-one (31) calendar days written notice of Employer's intention to assign this Agreement. The transfer or exchange of fifty percent (50%) or more of the outstanding capital stock of Employer in any stock sale, merger, consolidation, or similar transaction shall, for the purposes of this Section 19, be deemed to be an assignment of this Agreement. This Agreement and the rights, benefits, and obligations hereunder may not be assigned by Employee without the prior written consent of Employer. Any attempted assignment in violation of this section shall be without effect.

        20.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Disputes arising hereunder shall be heard in a court in Suffolk County, Massachusetts.

[Signature Page To Follow]

        EXECUTED as an instrument under seal this 24th day of June, 2004, to be effective as of the Effective Date.

EMPLOYEE:	ENERNOC, INC.
/s/ THOMAS E. ATKINS Name: Thomas E. Atkins	By:	/s/ TIMOTHY HEALY Name: Timothy Healy Position: CEO

SCHEDULE A

        Effective Date (Preamble): Date of execution of the MIPA.

        Employee Name and Address (Preamble): Thomas E. Atkins, c/o Pinpoint Power LLC, 1040 Great Plain Avenue, Second Floor, Needham, MA 02492.

        Termination Date (Section 1): The end of the term of that certain Agreement for Supplemental Installed Capacity Southwest Connecticut (LRP Resources) between ISO New England Inc. and Pinpoint Power LLC dated effective June 1, 2004 ("SWCT Agreement").

        Position (Section 2): Senior Vice President, Demand Response Development.

        Manager (Section 2): Chief Executive Officer of Employer.

        Salary (Section 3): $12,000 per annum (to be escalated annually at a rate equal to the Consumer Price Index published by the United States Department of Labor for the immediately preceding year).

        Additional Compensation (Section 3): Employee shall receive the following incentive Additional Compensation for the development of demand response resources on behalf of Employer: (a) a cash payment equal to eight percent (8%) per annum of the Gross Margin (as hereinafter defined), such cash payment being the "Cash Incentive Portion" and (b) a certificate for shares ("Shares") of the Employer's $0.001 par value per share common stock ("Common Stock") as is equal to one percent (1%) per annum of the Gross Margin multiplied by the quotient of (X) the Fully Diluted Capital Stock (as that term is defined in the MIPA) of Employer on the Payable Date (as hereinafter defined) by (Y) the appropriate "Valuation" amount as determined by the following table, such certificate payment being the "Stock Incentive Portion":

Period in which the Payable Date falls:	Valuation
Any date through to May 31, 2005	$10,825,000.00
Any date from June 1, 2005 through to and including May 31, 2006	$16,650,000.00
Any date from June 1, 2006 through to and including May 31, 2007	$25,400,000.00
Any date from June 1, 2007 through to and including May 31, 2008	$38,500,000.00
Any date from June 1, 2008 through to and including May 31, 2009	$58,200,000.00

        For purposes hereof, the term "Gross Margin" shall mean (i) the periodic gross revenue accrued by a resource, minus (ii) payments accrued to the owner or operator of such resource for the use of the resource in the applicable demand response program over that period, such period (and collectively, all periods) not to exceed two (2) years in total from the date at which the gross revenue is first received by Employer (the "Incentive Start Date").

        Additional Compensation shall be paid (i) in advance, once on the Incentive Start Date, and (ii) if the resource continues to generate gross revenue beyond one year from the Incentive Start Date, on the first anniversary of the Incentive Start Date. A reconciliation (the "True Up") shall occur for the first year on the first anniversary of the Incentive Start Date, and for the second year on the second anniversary of the Incentive Start Date. If a Change of Control (as defined below) of Employer occurs prior to any scheduled True Up, then no True Up shall be required to occur, and the Cash Incentive Portion as well as the Stock Incentive Portion shall be considered final. For the puposes of this Agreement, a "Change of Control" shall mean any (i) merger, consolidation, share exchange, recapitalization or similar transaction involving the Employer, whether in a single transaction or series of related transactions, which results in the holders of capital stock of the Employer immediately prior to such transaction or series of related transactions ceasing to hold at least a majority of the voting power of the Employer or surviving entity following such transaction or series of related transactions, or (ii) sale of all or substantially all of the assets of the Employer, whether in a single transaction or series of related transactions.

        The Additional Compensation described herein shall accrue daily and be calculated on a quarterly basis consistent with the payment schedule required by Section 1.01(b)(i) of the MIPA (irrespective of the expiration or termination of the MIPA prior to the expiration or termination of this Agreement) and shall be delivered to Employee by Employer within seven (7) days of the end of each such quarter (each a "Payable Date").

        The Shares shall be issued in the name of Employee or such other name as the Employee may specify in a written notice to Employer. Employer shall be deemed, for all purposes, to be the record holder of each bloc of Shares as of the Payable Date applicable to that block of Shares.

        All Shares that may be issued by Employer to Employee pursuant to this Agreement will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof. Employer shall bear all costs associated with the issuance of the Shares.

        In the event Employer shall propose to effect any merger or consolidation of Employer with or into any other corporation or entity (other than a merger or consolidation that does not result in a any exchange, reclassification, or change of the Common Stock) then (I) as a condition precedent to such merger or consolidation, the corporation or entity formed by or resulting from such merger or consolidation ("Surviving Entity") shall assume the obligation to deliver the Additional Compensation to Employee and (II) from and after the closing of any such merger or consolidation, the Shares issuable by the Surviving Entity as Additional Compensation shall be such number of Replacement Securities (as hereinafter defined) as would have been issuable to Employee had the Shares been issued prior to such merger or consolidation. For the purposes hereof, the term "Replacement Securities" shall mean those securities issued in exchange for or upon the reclassification or change of the Common Stock as a result of the consummation of the said merger or consolidation.

        Benefits (Section 4): Employee shall receive benefits equivalent in nature and amount to Employer's senior management, including CEO.

        Restricted Period (Section 7): The Restricted Period shall commence on the date of the execution of the MIPA and shall terminate as follows:

        (a)   on the date that is two (2) years following the earlier of the Termination Date or the date this Agreement is terminated pursuant to Section 12(a), (b) or (e); or

        (b)   on the later of (i) that date that is two (2) years following the date this Agreement is terminated pursuant to Section 12(c) or (f); or (ii) the expiration or earlier termination of the SWCT Agreement.

END OF SCHEDULE A

SCHEDULE B

        No entries.

END OF SCHEDULE B

SCHEDULE C

1.
IBM Vermont Peaking Project

2.
Stamford WPCA Biomass Project

3.
Boehringer Ingelheim Fuel Cell Project

4.
SBC Stamford Fuel Cell Project

END OF SCHEDULE C

AMENDMENT AGREEMENT

        This Amendment Agreement ("Amendment") is entered into this 1st day of July, 2005, by and among EnerNOC, Inc., a Delaware corporation, having an address of One Faneuil Hall Marketplace, 3rd Floor, Boston, Massachusetts 02109 ("EnerNOC"), Pinpoint Power LLC, a Massachusetts limited liability company, having an address of 1040 Great Plain Avenue, Second Floor, Needham, MA 02492, Pinpoint Power DR LLC and Thomas E. Atkins ("Atkins") (individually, a Party and collectively, the Parties). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Membership Interest Purchase Agreement by and among EnerNOC, Pinpoint Power LLC, Pinpoint Power DR LLC, and Atkins entered into on June 24, 2004 and amended by that certain "Amendment No. 1 to Membership Interest Purchase Agreement" dated May 2005 (as amended, the "MIPA").

        WHEREAS, EnerNOC, Pinpoint Power LLC, Pinpoint Power DR LLC and Atkins are parties to the MIPA and EnerNOC and Atkins are parties to the Employment Agreement executed June 24, 2004 ("Employment Agreement");

        WHEREAS, EnerNOC, Pinpoint Power LLC, Pinpoint Power DR LLC and Atkins have determined that they wish to further amend the MIPA and EnerNOC and Atkins have determined that they wish to amend the Employment Agreement;

        NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound agree as follows:

        1.     The MIPA is hereby further amended as follows:

          1.1   Section 1.01 (c) is amended by adding the following defined terms:

            "(xi) "Applicable Cap" shall mean that number of Units as is determined by multiplying the Seller's Capital by the percentage cap described in the then applicable Section 1.01 (b) (ii) (A), (C), (D), (E), or (F).

            (xii) "Buyer Issued Units" shall mean the aggregate number of Units issued by Seller to Buyer pursuant to the provisions of Section 1.01 (b) (G) irrespective of whether such Units continue to be owned, held, or controlled by Buyer.

            (xiii) "Gross Income of Target" shall mean all income received from ISO New England Inc ("ISO") for 46.05 MW of LRP Resources (as that term is defined in the SWCT Agreement) from: (i) Supplemental Capacity Payments under the SWCT Agreement, (ii) any and all capacity markets, (iii) Load Response Monthly Fees (as that term is defined in the M-LRP Manual), (iv) energy payments resulting from the operation of the LRP Resources pursuant to the ISO's 30 Minute Demand Response Program (as that term is defined in the M-LRP Manual), and (v) released funds from the Escrow Account. For the avoidance of any doubt, such income shall not include revenue received from ISO administered reserve markets.

            (xiv) "Seller's Capital" shall mean the aggregate number of Units, convertible debt, options, and warrants of Seller on an as exercised and/or as if converted basis.

            (xv) "Units" shall mean the units of ownership in Seller."

          1.2   Section 1.01 (c) (vi) is amended by (A) deleting the words "gross income of Target" in line two and replacing them with "Gross Income of Target" and (B) inserting on line twelve after the word "expenses" the following words:

    "(but not including expenses associated with the development and implementation of new revenue streams)"

          1.3   Section 1.01 (b) (ii) is amended by adding the following Section (G):

            "(G) On each date that Buyer issues to Atkins a stock grant described in any of Sections 1.01 (b)(ii)(A)-(F), Seller shall, if necessary, issue to Buyer such additional Units so that immediately after such issuance, the Buyer Issued Units shall be equal to an amount determined by multiplying Seller's Capital by a fraction, the numerator of which is the aggregate number of shares that have then been issued by Buyer to Atkins pursuant to Sections 1.01(b)(A)-(F) and the denominator of which is the Fully Diluted Capital Stock; provided, however, that the Buyer Issued Units shall never exceed the Applicable Cap. It shall be a condition of the issuance of any Unit to Buyer that Buyer first execute a copy of the then current Operating Agreement of Seller. Seller shall have no obligation to make any cash payments to Buyer even if Seller shall be entitled to receive cash payments pursuant to Section 1.01 (b) (i) or (iv) (A) and (B)."

          1.4   In the following provisions, the word "Seller" is hereby amended to read "Atkins":

    (a)
    the first line of Section 1.01 (b) (ii);

    (b)
    the fifth line of Section 1.01 (b)

    (c)
    the third and eleventh lines of Section 1.01 (b) (iv) (A);

    (d)
    the first line of Section 1.01 (b) (iv) (B); and

    (e)
    the second, seventh, and seventeenth lines of Section 1.01 (b) (vi).

        2.     The Employment Agreement is hereby amended as follows:

          2.1   Section 2 is amended by inserting on line two after the parenthetical ("CEO") the following words:

      "or Chief Operating Officer ("COO") but not both"

          2.2   Section 2 is amended by inserting on line seven after the word "CEO" the following words:

      "or COO, but not both."

          2.3   Schedule C shall be amended by adding the following project:

            5.     Waterside Power, including current and future electric generating facilities and other projects on the site.

          2.4   Section 7 (b) is amended by inserting on line ten after the word "projects" the following words:

      "with the exception of the "Waterside Power" project"

          2.5   Schedule A, Section 3 (Additional Compensation) is amended by inserting on line two after the word "Employer" the following words:

      including Demand Response Resources developed by Atkins for Pinpoint Power DR LLC in excess of 46.05 MW.

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        3.     Except as expressly amended hereby, all terms and conditions set forth in the MIPA and the Employment Agreement shall remain in full force and effect.

ENERNOC, INC.
By:	/s/ TIMOTHY G. HEALY Name: Timothy G. Healy Title: Chief Executive Officer
PINPOINT POWER LLC
By:	/s/ THOMAS E. ATKINS Name: Thomas E. Atkins Title: President
PINPOINT POWER DR LLC
By: EnerNOC, Inc. Its: Sole Member
By:	/s/ TIMOTHY G. HEALY Name: Timothy G. Healy Title: Chief Executive Officer
THOMAS E. ATKINS
Thomas E. Atkins

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EMPLOYMENT AGREEMENT
SCHEDULE A
SCHEDULE B
SCHEDULE C
AMENDMENT AGREEMENT